CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                      ENVIRONMENTAL PROTECTION CORPORATION


We the undersigned, William C. Nichols President and Chief Executive Officer and Paula Nichols Secretary of Environmental Protection Corporation, a corporation duly organized and existing under and by virtue of the laws of Minnesota, do hereby certify that at an Annual Meeting of shareholders of said corporation duly called and held on December 18, 1998 at 4:00 p. m. on said day, that the following Resolutions were duly adopted by a majority of said shareholders.

RESOLVED THAT Article VII of the Articles of Incorporation be amended by deleting it in its entirety and substituting the following:

                                   ARTICLE VII

1.AUTHORIZED CAPITAL. The total capitalization of this Company shall be 100,000,000 shares of the par value of $0.001 per share, all of which shall be of one class of common stock.

RESOLVED that Article VIII of the Articles of Incorporation be amended by adding a new Section 8.

         Section 8. If the Minnesota Statutes are hereinafter amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by Minnesota Statutes.

         Such indemnification shall be in addition to any other rights which those indemnified may have under any law, agreement or resolution of the Board of Directors or stockholders of the Corporation. The Corporation shall purchase and maintain insurance on behalf of any such directors, officers, employees or agents, to the extent that it shall have power to do so by statute.

RESOLVED that the Articles of Incorporation be amended by adopting a new Article XII.

                                   ARTICLE XII

     1. The provisions relating to the Control Share Voting provisions of the Minnesota Business Corporation Act, as amended, and any successor provisions shall not apply to the Corporation

     2.The provisions relating to the Business Combination Act, as amended, and any successors provisions shall not apply to the Corporation.

These amended Articles of Incorporation have been approved pursuant to Chapter 302A Minnesota Statutes. The undersigned certify that they are authorized to execute these amended Articles of Incorporation and further certify that they understand that by signing these Amended Articles of Incorporation, they are subject to the penalties of perjury as set forth in Section 609.48,as if they had signed these Articles under oath.

Dated: December 18, 1998                             /s/ William C. Nichols
                                                     ----------------------
                                                         William C. Nichols

                                                     /s/ Paula Nichols
                                                     ----------------------
                                                         Paula Nichols